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                                                                     EXHIBIT 4.3



                                    RELATED NOTE GUARANTEE AGREEMENT (the
                           "Related Note Guarantee"), dated as of March 3, 1999 executed and delivered by J.P. MORGAN & CO. INCORPORATED, a Delaware corporation ("J.P. Morgan"), for the benefit of U.S. BANK TRUST NATIONAL ASSOCIATION, as Property Trustee (the "Property Trustee") of J.P. MORGAN INDEX FUNDING COMPANY I, a Delaware statutory business trust (the "Trust") and as the holder from time to time of the Related Notes (as defined below).

                  WHEREAS, the Trust intends to issue from time to time, in one or more series, its common trust securities (the "Common Securities") to and receive related capital contributions from J.P. Morgan, and to issue and sell from time to time, in one or more series, related preferred trust securities (the "Preferred Securities") with such rights, preferences, privileges, limitations and restrictions as are set forth in a declaration supplement or supplements (each, a "Declaration Supplement") to the Declaration (as defined below) providing for the issuance of such series;

                  WHEREAS, the Trust, on behalf of the holders from time to time of each series of Preferred Securities and related Common Securities, will purchase from Morgan Guaranty Trust Company of New York, a trust company with full banking powers organized under the laws of the State of New York and a wholly-owned subsidiary of J.P. Morgan ("Morgan Guaranty"), one or more related notes (the "Related Notes") with the proceeds from the issuance and sale of each series of Preferred Securities and related Common Securities, the distribution and principal repayment terms of which Related Note shall mirror the related series of securities; and

                  WHEREAS, J.P. Morgan desires hereby to irrevocably and unconditionally agree to the extent set forth herein to pay to the Property Trustee the Related Note Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.


                  NOW, THEREFORE, in consideration of the purchase by the Trust of the Related Notes, which purchase J.P. Morgan hereby agrees shall benefit
J.P. Morgan and which purchase J.P. Morgan acknowledges will be made in reliance upon the execution and delivery of this Related Note Guarantee, J.P. Morgan executes and delivers this Related Note Guarantee for the benefit of the Property Trustee for
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the benefit of the holders from time to time of the Preferred Securities and the related Common Securities.


                                    ARTICLE I

                  As used in this Related Note Guarantee, the terms set forth below shall have the following meanings:

                  "Related Note Guarantee Payments" shall mean, with respect to any Related Note, the following payments, without duplication, to the extent not paid by Morgan Guaranty: (i) any accrued and unpaid interest on such Related Note and (ii) the Related Note Redemption Price (including all accrued and unpaid interest) payable with respect to such Related Note to be redeemed, in whole or in part, upon redemption thereof.

                  "Declaration" shall mean the Trust's Amended and Restated Declaration of Trust dated as of March 26, 1998, among the Sponsor, the Regular Trustees, the Property Trustee, the Delaware Trustee (each as defined therein) and the holders from time to time of securities of the Trust, as amended from time to time.

                  "Principal Amount" shall mean, at any time with respect to any Preferred Security of any series and, if applicable, the related Common Securities, the Redemption Value, the applicable Early Redemption Value or stated liquidation preference thereof, as applicable, determined in accordance with the Declaration Supplement creating such series of Preferred Securities.

                  "Related Note Redemption Price" shall mean, with respect to any Related Note at any time, an amount equal to the aggregate Principal Amount of all Preferred Securities of the related series and related Common Securities to be redeemed at such time, plus accrued and unpaid interest with respect to such Related Note to but excluding the date of redemption.


                                   ARTICLE II

                  SECTION 2.01. J.P. Morgan irrevocably and unconditionally agrees, to the extent set forth herein, to pay in full, to the Property Trustee, for the benefit of the holders from time to time of the Preferred Securities and related Common Securities associated with any Related Note, the Related Note Guarantee Payments with respect to such Related Note, as and when due (except to the extent paid by
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Morgan Guaranty), regardless of any defense, right of set- off or counterclaim which the Morgan Guaranty may have or assert. This Related Note Guarantee is continuing, irrevocable, unconditional and absolute.

                  SECTION 2.02. J.P. Morgan hereby waives notice of acceptance of this Related Note Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                  SECTION 2.03. The obligations, covenants, agreements and duties of J.P. Morgan under this Related Note Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Morgan Guaranty of any express or implied agreement, covenant, term or condition relating to the Related Notes to be performed or observed by Morgan Guaranty;

                  (b) the extension of time for the payment by Morgan Guaranty of all or any portion of the interest payments, the Related Note Redemption Price or any other sums payable under the terms of the Related Notes or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Related Notes;

                  (c) any failure, omission, delay or lack of diligence on the part of the Property Trustee or the Trust to enforce, assert or exercise any right, privilege, power or remedy conferred on the Property Trustee or the Trust pursuant to the terms of the Related Notes, or any action on the part of Morgan Guaranty granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Morgan Guaranty or any of the assets of Morgan Guaranty;

                  (e) any invalidity of, or defect or deficiency in, any of the Related Notes; or
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                  (f) the settlement or compromise of any obligation
         guaranteed hereby or hereby incurred.

There shall be no obligation of the Property Trustee or the Trust to give notice to, or obtain consent of, J.P. Morgan with respect to the happening of any of the foregoing.

                  SECTION 2.04. This is a guarantee of payment and not of collection. The Property Trustee may enforce this Guarantee directly against J.P. Morgan, and J.P. Morgan waives any right or remedy to require that any action be brought against Morgan Guaranty or any other person or entity before proceeding against J.P. Morgan. If an Event of Default (as defined in the Related Note issued in connection with the issuance of Preferred Securities of any series and the related Common Securities of such series) has occurred and is continuing and is attributable to the failure of Morgan Guaranty to pay principal or interest on such Related Note on the date such principal or interest is otherwise payable (or in the case of a redemption, on the redemption date) any Holder of the outstanding Preferred Securities of such series may directly institute a proceeding under the Related Note Guarantee with respect to the Preferred Securities of such series against JPM for enforcement of payment to such Holder of the related Principal Amount of or dividends or other distributions on, as applicable, the Preferred Securities of such series of such Holder (a "Direct Action") on or after the date of the occurrence of such Event of Default. In connection with such Direct Action, the rights of the Holder of the Common Securities of such series shall be subrogated to the rights of such Holder of Preferred Securities of such series to the extent of any payment made by JPM to such Holder of Preferred Securities of such series in such Direct Action. Subject to Section 2.05 hereof, all waivers herein contained shall be without prejudice to the Property Trustee's or any Holder's right to proceed against Morgan Guaranty, whether by separate action or by joinder.

                  SECTION 2.05 J.P. Morgan shall be subrogated to all (if any) rights of the Property Trustee or any Holder against Morgan Guaranty in respect of any amounts paid to the Property Trustee or any Holder by J.P. Morgan under this Related Note Guarantee and Morgan Guaranty shall not be required to make payment to the Property Trustee or any Holder of any amount of Related Note Guarantee Payments in respect of which payment has theretofore been made by J.P. Morgan pursuant to Section 2.01 hereof; provided, however, that J.P. Morgan shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity,
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reimbursement or other agreement, in all cases as a result of a payment under this Related Note Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Related Note Guarantee. If any amount shall be paid to J.P. Morgan in violation of the preceding sentence, J.P. Morgan agrees to pay over such amount to the Property Trustee for application to the Related Note Guarantee Payments then due hereunder, if any, or to amounts due the Trust from Morgan Guaranty under the relevant Related Note.

                  SECTION 2.06. J.P. Morgan acknowledges that its obligations hereunder are independent of the obligations of Morgan Guaranty with respect to the Related Notes and that J.P. Morgan shall be liable as principal and sole debtor hereunder to make Related Note Guarantee Payments pursuant to the terms of this Related Note Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                   ARTICLE III

                  The Related Note Guarantee will constitute an unsecured obligation of J.P. Morgan and will rank (i) subordinate and junior in right of payment to all other liabilities of J.P. Morgan, (ii) pari passu with the most senior preferred stock outstanding as of the date hereof of J.P. Morgan and
(iii) senior to J.P. Morgan's common stock.


                                   ARTICLE IV

                  This Related Note Guarantee shall terminate and be of no further force and effect as to any Related Note upon full payment of the Related Note Redemption Price with respect to such Related Note; provided, however, that this Related Note Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time the Property Trustee must restore payment of any sums paid under such Related Note or under this Related Note Guarantee for any reason whatsoever. J.P. Morgan agrees to indemnify the Property Trustee and hold it harmless against any loss it may suffer in such circumstances.


                                    ARTICLE V

                  SECTION 5.01. All guarantees and agreements contained in this Related Note Guarantee shall bind the successors, assigns, receivers, trustees and representatives of J.P. Morgan and shall inure to the benefit of the
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Property Trustee and its successors. J.P. Morgan shall not assign its obligations hereunder without the prior approval of the Property Trustee.

                  SECTION 5.02. This Related Note Guarantee may be amended or waived only with the prior approval of the Property Trustee; provided that no such amendment or waiver shall adversely affect the holders of the Preferred Securities without the consent of at least a majority in Principal Amount of all Preferred Securities of each affected series then outstanding, voting as a single class.

                  SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to J.P. Morgan shall be given in writing by mail or by facsimile transmission (followed by mail), addressed to J.P. Morgan, as follows:

                           J.P. Morgan & Co. Incorporated
                           60 Wall Street
                           New York, NY  10260-0060

                           Facsimile No.: (212) 648-5175
                           Attention:  Assistant Secretary

                  Any notice, request or other communication required or permitted to be given hereunder to the Property Trustee shall be given by J.P. Morgan in the same manner as set forth in Section 14.01 of the Declaration.

                  SECTION 5.04. This Related Note Guarantee is solely for the benefit of the Property Trustee and is not separately transferable from the Related Notes.

                  SECTION 5.05. Pursuant to the Declaration, under certain circumstances, holders of not less than a majority in Principal Amount of Preferred Securities of any series voting as a separate class shall have the right to direct the Property Trustee to enforce its rights under this Related Note Guarantee.
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                  SECTION 5.06. THIS RELATED NOTE GUARANTEE SHALL BE GOVERNED BY
AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


                  IN WITNESS WHEREOF, this Related Note Guarantee is executed as of the day and year first above written.
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J.P. MORGAN & CO.
INCORPORATED,


By  /s/ Gene A. Capello
   -------------------------
   Name: Gene A. Capello
   Title: Vice President and
                  Assistant General
                  Counsel